Exhibit 23.B
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-156977 and 333-156978) and Form S-8 (File No. 333-147940) of El Paso Pipeline Partners, L.P. of our report dated February 25, 2008, relating to the consolidated financial statements of Citrus Corp. and Subsidiaries, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
February 26, 2009